Exhibit 5.1

JONES DAY

NORTH POINT    •    901 LAKESIDE AVENUE    •    CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939    •    FACSIMILE: +1.216.579. 0212

January 18, 2012

DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Re:    18,975,000 Common Shares, $0.10 Par Value Per Share

Ladies and Gentlemen:

We are acting as counsel for DDR Corp., an Ohio corporation (the “Company”), in connection with the issuance of up to 18,975,000 common shares, $0.10 par value per share (the “Common Shares”), of the Company pursuant to (i) the Underwriting Agreement, dated January 11, 2012 (the “Underwriting Agreement”), by and among the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and PNC Capital Markets LLC, (ii) the letter agreement, dated January 11, 2012 (the “Goldman Forward Agreement”), between the Company and Goldman, Sachs & Co. and (iii) the letter agreement, dated January 11, 2012 (together with the Goldman Forward Agreement, the “Forward Agreements”), between the Company and Citibank, N.A., acting through Citigroup Global Markets Inc. as agent.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Shares, when issued by the Company and delivered pursuant to the terms of the Underwriting Agreement or the Forward Agreements against payment of the consideration therefor as provided therein, as applicable, will be validly issued, fully paid and nonassessable.

In rendering the opinion above, we have assumed that the resolutions authorizing the Company to issue and deliver the Common Shares pursuant to the Underwriting Agreement or the Forward Agreements will be in full force and effect at all times at which the Common Shares are issued and delivered by the Company.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 (No. 333-162451) (the “Registration Statement”) filed by the Company to effect registration of the Common Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day